Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
March 21, 2013	Justin Lopinot, +1-314-628-7053
justin.lopinot@centurylink.com

CENTURYLINK ANNOUNCES EXECUTIVE RETIREMENT

MONROE, La.…CenturyLink, Inc. (NYSE: CTL) announced today that Jim Ousley, chief executive officer of Savvis, a CenturyLink company, has decided to retire from the company effective April 1, 2013.

Ousley’s role as senior leader of CenturyLink’s Data Hosting segment (primarily Savvis operations) will be filled by Jeff Von Deylen, whose title will remain president of Savvis.

“Since our Savvis merger, CenturyLink has become a recognized global leader in managed hosting and cloud services thanks in part to the efforts of Savvis employees and leaders like Jim Ousley and Jeff Von Deylen,” said Glen F. Post, III, CenturyLink chief executive officer and president. “We will miss Jim’s presence and wish him well as he heads into retirement, and we look forward to continued growth and success in our Data Hosting segment under Jeff’s leadership.”

Von Deylen was named Savvis president in November 2012. He joined the organization in 2003 as chief financial officer and a board member. He will report directly to Post effective April 1.

Ousley was appointed chairman and chief executive officer of Savvis in March 2010. He served as non-executive chairman of Savvis from 2006 to 2010. He first joined Savvis as a member of its Board of Directors in 2002.

About Savvis

Savvis, a CenturyLink company, provides industry-leading IT infrastructure solutions that keep enterprises powered for business in today’s ever-changing global marketplace. Combining deep, proven experience with personal commitment, Savvis delivers cloud, colocation and managed-hosting services over advanced networks, enabling its clients to focus on their core environments and meet new market opportunities.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLinkTM PrismTM TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations.

For more information, visit www.savvis.com or www.centurylink.com.